As filed with the Securities and Exchange Commission on July 20, 2004

Registration Statement No. 333-114685

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AUXILIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	23-3016883
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

160 West Germantown Pike

Norristown, Pennsylvania 19401

(610) 239-8850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerri A. Henwood

Chief Executive Officer

Auxilium Pharmaceuticals, Inc.

160 West Germantown Pike

Norristown, Pennsylvania 19401

(610) 239-8850

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr., Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000	Babak Yaghmaie, Esq. Pillsbury Winthrop LLP 1540 Broadway New York, New York 10036 (212) 858-1000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The purpose of this Amendment No. 4 is to file certain exhibits to the Registration Statement, as set forth in Item 16 of Part II, and to update Item 15 of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses (other than underwriting discounts and commissions) payable in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$12,240
NASD filing fee	$10,160
Nasdaq listing fee	$100,000
Printing and engraving expenses	$400,000
Legal fees and expenses	$600,000
Audit fees and expenses	$600,000
Blue Sky fees and expenses (including legal fees)	$5,000
Transfer agent and rights agent and registrar fees and expenses	$3,000
Miscellaneous	$9,600
Total	$1,740,000

All expenses are estimated, except for the SEC fee, the NASD filing fee and the Nasdaq listing fee.

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that a director of the Registrant shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that the Registrant will to the maximum extent permitted under the laws of the State of Delaware, indemnify and advance expenses upon request to any person who is or was a party or threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become, a director, officer or employee of the Registrant or, at the election of the Board, an agent of the Registrant or is or was serving at the request of the Registrant as a director, officer or employee or, at the election of the Board, agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense or such action, suit, proceeding or claim. The Registrant’s certificate of incorporation does not require the Registrant to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

Item 15. Recent Sales of Unregistered Securities

During the three-year period preceding the date of this offering, we issued and sold the following securities (the option, warrant, share and price numbers below give effect, where applicable, to the one-for-five reverse stock split of our common stock that occurred on June 21, 2004):

1.	Options to purchase 1,130,420 shares of our common stock, at a weighted average exercise price of $5.75, to employees, consultants, directors and officers pursuant to our equity compensation plan, consisting of options to purchase 139,600 shares in 2001 at a weighted average exercise price of $3.86, 567,050 shares in 2002 at a weighted average exercise price of $3.30, 145,540 shares in 2003 at a weighted average exercise price of $4.19, and 278,230 shares in 2004 at a weighted average exercise price of $12.50. We relied on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act.

2.	An aggregate of 28,912 shares of our common stock upon the exercise of stock options granted to employees, consultants, directors and officers pursuant to our equity compensation plan, at a weighted average exercise price of $4.38, consisting of 12,175 shares issued in 2003 at a weighted average exercise price of $4.37 and 16,737 shares issued in 2004 at a weighted average exercise price of $4.38. We relied on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act.

3.	In September 2001, SCP Private Equity Partners II, L.P. and C.I.P. Capital, L.P. purchased convertible notes from us with an aggregate principal amount of $1.0 million. These notes were converted into series B stock in October 2001. In addition, we issued to SCP Private Equity Partners II, L.P., concurrently with their purchase from us of these notes, a warrant to purchase 80,000 shares of series B preferred stock. We relied on the exemption from the registration requirements of the Securities Act provided by section 4(2) thereof.

4.	In October 2001, we sold an aggregate of 22,404,888 shares of our series B preferred stock at a purchase price of $1.25 per share and warrants to purchase 1,344,288 shares of our common stock at a weighted average exercise price of $7.50 per share to 14 accredited investors for an aggregate purchase price of $28,006,110. We relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

5.	In June 2002, we sold an aggregate of 10,283,336 shares of our series C preferred stock at a purchase price of $1.50 per share and warrants to purchase 616,997 shares of our common stock at a weighted average exercise price of $8.75 per share to 17 accredited investors for an aggregate purchase price of $15,425,004. We relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

6.	In May 2003, we issued warrants to purchase 144,381 shares of our common stock to each of SCP Private Equity Partners II, L.P. and Perseus-Soros BioPharmaceutical Fund, L.P. and an aggregate amount of 55,617 and 55,615 shares of our common stock to each of Lehman Brothers Healthcare Fund and certain of its affiliates and Schroder Ventures Life Sciences Fund II L.P. and certain of its affiliates, respectively, as consideration for the guarantee of borrowings under our bank line of credit. These warrants could be exercised for an exercise price of $5.00 per share. At the time, SCP Private Equity Partners II, L.P. beneficially owned at least 5% of our voting securities. Furthermore, our director Mr. Churchill is a managing member of SCP Private Equity Partners II, L.P., and our director Mr. Purcell is a senior managing member of Perseus-Soros BioPharmaceutical Fund, L.P. These warrants were cancelled in October 2003 in connection with the closing of our Series D Preferred Stock financing. We relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

7.	In October 2003, we sold an aggregate of 28,752,365 shares of our series D preferred stock at a purchase price of $1.50 per share and warrants to purchase 8,634,339 shares of our series D preferred stock at an initial exercise price of $1.50 per share to 21 accredited investors for an aggregate purchase price of $43,128,548. In April 2004, the warrants were amended to remove the variable pricing features by fixing the warrants’ exercise price at $1.125 per share. In connection with the contemplated offering, the warrants to purchase Series D preferred stock will become warrants to purchase 1,726,859 shares of common stock at $5.625 per share. We relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the application restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits:

Exhibit Number	Description
1.1#	Form of Equity Underwriting Agreement, by and among the Registrant and the representatives of the underwriters named therein.

3.1	Form of Restated Certificate of Incorporation of the Registrant to be effective upon the closing of the offering.

3.2	Form of By-laws of the Registrant to be effective upon the closing of the offering.

4.2	Third Amended and Restated Investors Rights Agreement, dated October 31, 2003, by and among the Registrant and parties listed therein.

5.1#	Opinion of Morgan, Lewis & Bockius LLP.

10.1**	License Agreement, dated May 31, 2000, as amended, between Bentley Pharmaceuticals, Inc. and the Registrant.

10.2**	License Agreement, dated May 31, 2001, as amended, between Bentley Pharmaceuticals, Inc. and the Registrant.

10.3**	License Agreement, dated June 20, 2003, between Formulation Technologies L.L.C. d/b/a PharmaForm and the Registrant.

Exhibit Number	Description

10.4**	Distribution Agreement, dated December 29, 2003, between Bayer Inc. and the Registrant.

10.5**	Manufacturing Agreement, dated April 23, 2002, between DPT Laboratories, Ltd. and Registrant.

10.6**	First Amendment to Manufacturing Agreement, dated May 28, 2002, between DPT Laboratories, Ltd. and the Registrant.

10.7**	License and Distribution Agreement, dated March 26, 2004, between Ipsen Farmaceutica B.V. and the Registrant.

10.8**	Research and Development Agreement, dated June 20, 2003, between Formulation Technologies L.L.C. d/b/a PharmaForm and the Registrant.

10.9**	Loan and Security Agreement, dated March 11, 2004, between Comerica Bank and the Registrant.

10.10	Master Security Agreement, dated June 16, 2002, between General Electric Capital Corporation and the Registrant.

10.11	Promissory Note, dated June 13, 2003, made by the Registrant in favor of General Electric Capital Corporation.

10.12**	Commercial Outsourcing Services Agreement, dated November 13, 2002, between Integrated Commercialization Solutions Inc. and the Registrant.

10.13	Gross Lease, dated February 28, 2000, as amended, between Brandywine Norriton, L.P. and the Registrant.

10.14	Employment Agreement, dated June 5, 2004, between Geraldine A. Henwood and the Registrant.

10.15	Employment Agreement, dated April 21, 2004, between Jane H. Hollingsworth and the Registrant.

10.16	Employment Agreement, dated April 19, 2004, between Cornelius H. Lansing II and the Registrant.

10.17	Employment Agreement, dated April 21, 2004, between Terri B. Sebree and the Registrant.

10.18	Employment Agreement, dated April 19, 2004, between Dr. Jyrki Mattila and the Registrant.

10.19**	Development and License Agreement, dated June 3, 2004, by and between BioSpecifics Technologies Corp. and the Registrant.

10.20	Amendment, dated April 19, 2004, to License Agreement between Formulation Technologies, L.L.C. d/b/a PharmaForm and the Registrant.

10.21	Employment Agreement, dated June 1, 2004, between Robert S. Whitehead and the Registrant.

10.22	Registrant’s 2000 Equity Compensation Plan, as amended and restated as of October 30, 2003.

10.23	Registrant’s 2004 Equity Compensation Plan.

10.24	Registrant’s 2004 Employee Stock Purchase Plan.

10.25	Amendment No. 2, dated June 17, 2004, to License Agreement between Formulation Technologies L.L.C. d/b/a PharmaForm and the Registrant.

21.1	Subsidiaries of the Registrant.

23.1#	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1

Powers of Attorney of Edwin A. Bescherer, Jr., Philippe O. Chambon, M.D., Ph.D., Winston J. Churchill, Dennis J. Purcell and Michael Wall (included on signature page to original filing of registration statement on Form S-1).

24.2	Power of Attorney of Rolf A. Classon.

#	Filed herewith.

**	Certain information in these exhibits has been omitted and has been filed separately with the SEC pursuant to a confidential treatment request.

(b)	Financial Statement Schedules

All information for which provision is made in the applicable accounting regulations of the SEC is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(A) and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norristown, Commonwealth of Pennsylvania, on July 20, 2004.

AUXILIUM PHARMACEUTICALS, INC.

By	/S/ GERRI A. HENWOOD
Gerri A. Henwood
Chairman and Chief Executive Officer

Signature	Title	Date

/S/ GERRI A. HENWOOD Gerri A. Henwood	Chairman and Chief Executive Officer (Principal Executive Officer)	July 20, 2004

/S/ CORNELIUS H. LANSING II Cornelius H. Lansing II	Chief Financial Officer (Principal Financial and Accounting Officer)	July 20, 2004

* Edwin A. Bescherer, Jr.	Director	July 20, 2004

* Philippe O. Chambon, M.D., Ph.D	Director	July 20, 2004

* Winston J. Churchill	Director	July 20, 2004

* Rolf A. Classon	Director	July 20, 2004

* Dennis J. Purcell	Director	July 20, 2004

* Michael Wall	Director	July 20, 2004

*By: /s/ GERRI A. HENWOOD		July 20, 2004
Gerri A. Henwood as Attorney-in-Fact

Index of Exhibits

Exhibit Number	Description
1.1#	Form of Equity Underwriting Agreement, by and among the Registrant and the representatives of the underwriters named therein.
3.1	Form of Restated Certificate of Incorporation of the Registrant to be effective upon the closing of the offering.
3.2	Form of By-laws of the Registrant to be effective upon the closing of the offering.
4.2	Third Amended and Restated Investors Rights Agreement, dated October 31, 2003, by and among the Registrant and parties listed therein.
5.1#	Opinion of Morgan, Lewis & Bockius LLP.
10.1**	License Agreement, dated May 31, 2000, as amended, between Bentley Pharmaceuticals, Inc. and the Registrant.
10.2**	License Agreement, dated May 31, 2001, as amended, between Bentley Pharmaceuticals, Inc. and the Registrant.
10.3**	License Agreement, dated June 20, 2003, between Formulation Technologies L.L.C. d/b/a PharmaForm and the Registrant.
10.4**	Distribution Agreement, dated December 29, 2003, between Bayer Inc. and the Registrant.
10.5**	Manufacturing Agreement, dated April 23, 2002, between DPT Laboratories, Ltd. and the Registrant.
10.6**	First Amendment to Manufacturing Agreement, dated May 28, 2002, between DPT Laboratories, Ltd. and the Registrant.
10.7**	License and Distribution Agreement, dated March 26, 2004, between Ipsen Farmaceutica B.V. and the Registrant.
10.8**	Research and Development Agreement, dated June 20, 2003, between Formulation Technologies L.L.C. d/b/a PharmaForm and the Registrant.
10.9**	Loan and Security Agreement, dated March 11, 2004, between Comerica Bank and the Registrant.
10.10	Master Security Agreement, dated June 16, 2002, between General Electric Capital Corporation and the Registrant.
10.11	Promissory Note, dated June 13, 2003, made by the Registrant in favor of General Electric Capital Corporation.
10.12**	Commercial Outsourcing Services Agreement, dated November 13, 2002, between Integrated Commercialization Solutions, Inc. and the Registrant.
10.13	Gross Lease, dated February 28, 2000, as amended, between Brandywine Norriton, L.P. and the Registrant.
10.14	Employment Agreement, dated June 5, 2004, between Geraldine A. Henwood and the Registrant.

10.15	Employment Agreement, dated April 21, 2004, between Jane H. Hollingsworth and the Registrant.
10.16	Employment Agreement, dated April 19, 2004, between Cornelius H. Lansing II and the Registrant.

10.17	Employment Agreement, dated April 21, 2004, between Terri B. Sebree and the Registrant.
10.18	Employment Agreement, dated April 19, 2004, between Dr. Jyrki Mattila and the Registrant.
10.19**	Development and License Agreement, dated June 3, 2004, by and between BioSpecifics Technologies Corp. and the Registrant.
10.20	Amendment, dated April 19, 2004, to License Agreement between Formulation Technologies, L.L.C. d/b/a PharmaForm and the Registrant.
10.21	Employment Agreement, dated June 1, 2004, between Robert S. Whitehead and the Registrant.
10.22	Registrant’s 2000 Equity Compensation Plan, as amended and restated as of October 30, 2003.
10.23	Registrant’s 2004 Equity Compensation Plan.
10.24	Registrant’s 2004 Employee Stock Purchase Plan.
10.25	Amendment No. 2, dated June 17, 2004, to License Agreement between Formulation Technologies L.L.C. d/b/a PharmaForm and the Registrant.
21.1	Subsidiaries of the Registrant.
23.1#	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1

Powers of Attorney of Edwin A. Bescherer, Jr., Philippe O. Chambon, M.D., Ph.D., Winston J. Churchill, Dennis J. Purcell and Michael Wall (included on signature page to original filing of S-1 Registration Statement).

24.2	Power of Attorney of Rolf A. Classon.

#	Filed herewith.

**	Certain information in these exhibits has been omitted and has been filed separately with the SEC pursuant to a confidential treatment request.